Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Bay Banks of Virginia, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-112947, 333-155370 and 333-189688) and Form S-3 (No. 333-139895) of Bay Banks of Virginia, Inc. and subsidiaries, which report appears in Bay Banks of Virginia, Inc.’s 2014 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Asheville, North Carolina
March 25, 2015